Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction Of Incorporation/Organization	Holder of Outstanding Stock
Renasant Bank	Mississippi	Renasant Corporation

Primeco, Inc.	Delaware	Renasant Bank

Renasant Insurance, Inc.	Mississippi	Renasant Bank

PHC Statutory Trust I	Connecticut	Renasant Corporation (1)

PHC Statutory Trust II	Delaware	Renasant Corporation (1)

Heritage Financial Statutory Trust I	Connecticut	Renasant Corporation (1)

(1)	Renasant Corporation is the holder of the Trusts’ common securities.